Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-200314 on Form S-3 of our reports dated November 13, 2014, relating to the consolidated financial statements and financial statement schedule of Tyco International plc and subsidiaries (formerly known as Tyco International Ltd.), and the effectiveness of Tyco International plc and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tyco International plc for the fiscal year ended September 26, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 13, 2015